Exhibit 99.2

VIAVID
communications simplified.

RadNet, Inc.

Second Quarter 2023 Financial Results Conference Call

August 8, 2023

C O R P O R A T E P A R T I C I P A N T S

Howard Berger, President, Chief Executive Officer

Mark Stolper, Chief Financial Officer

C O N F E R E N C E C A L L P A R T I C I P A N T S

Brian Tanquilut, Jefferies

Nathan Malewicki, Raymond James

Yuan Zhi, B. Riley Securities

Mitra Ramgopal, Sidoti

P R E S E N T A T I O N

Operator

Good day, and welcome to the RadNet Second Quarter 2023 Financial Results Call.

(Operator Instructions) Please note today’s event is being recorded.

I would now like to turn the conference over to Mark Stolper, Chief Financial Officer. Please go ahead, sir.

Mark Stolper

Thank you. Good morning ladies and gentlemen, and thank you for joining Dr. Howard Berger and me today to discuss RadNet’s second quarter 2023 results.

Before we begin today, we'd like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995. This presentation contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning anticipated future financial and operating performance, RadNet’s ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and Adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor.

2

Forward-looking statements are based on Management's current preliminary expectations and are subject to risks and uncertainties which may cause RadNet’s actual results to differ materially from the statements contained herein. These risks and uncertainties include those risks set forth in RadNet’s reports filed with the SEC from time to time, including RadNet's annual report on Form 10-K for the year ended December 31, 2022. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance which speaks only as of the date it is made. RadNet undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

With that, I'd like to turn the call over to Dr. Berger.

Howard Berger

Thank you Mark. Good morning everyone, and thank you for joining us today.

On today's call, Mark and I plan to provide you with highlights from our second quarter 2023 results, give you more insight into factors which affected this performance and discuss our future strategy. After our prepared remarks, we will open the call to your questions. I'd like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

I am very pleased with our performance in the second quarter. It was the strongest quarter in our Company’s history with record revenue and Adjusted EBITDA. Relative to last year’s second quarter, our core imaging center segment revenue increased 13.8% and imaging center Adjusted EBITDA increased 14.7%. This performance was driven in part by heavy demand in virtually all of our markets. Aggregate procedural volumes increased 11.4% and same center procedural volumes increased 7.1% compared with the second quarter of 2022. This heavy demand is being driven by a number of factors that we have highlighted in recent quarters which we believe will continue to create strong growth for years to come.

First within the healthcare delivery system, there is a growing focus on preventative non-invasive medicine with keen interest in the earlier and more accurate detection of diseases. As managed care grows, risk-based provider models become more common and population health screening becomes more prevalent, diagnostic imaging will grow in its importance. Second, as the population expands and ages, diagnostic imaging is used with greater frequency. In fact, Medicare lives utilize imaging two to three times more often than younger commercial lives. Third, technology in our industry continues to evolve and improve, creating additional medical indications for ordering diagnostic imaging tests. Advances in MRI technology and post-processing software have shortened scanning times, increased throughput and capacity, and improved imaging quality. New contrast materials and radioactive (inaudible) are driving novel applications such as PSMA, or prostate specific membrane antigen, PET scans and Alzheimer’s imaging.

While these factors explain the steady growth in our industry, there is also a market shift taking place within diagnostic imaging that is also working in RadNet’s favor. Increasingly, patient volumes are being directed away from expensive hospital-based imaging facilities towards more cost effective ambulatory outpatient settings. Freestanding outpatient centers offer more convenient and lower cost services that are preferred by patients, referring physicians and payors. We believe these favorable trends will continue to help drive our future same center performance and present growth opportunities for years to come.

To address these trends, we’ve opened one new facility and we currently have 12 de novo facilities in various stages of development which will open for operation in the second half of 2023 and throughout 2024. These facilities are located in markets where we have patient backlogs, require additional capacity, or where we currently lack access points to service patient populations in need. While these projects require us to make capital investments above our normal spending, we are confident these centers will be material contributors to our long-term performance and growth. While the labor market remains challenging, we have been more successful in filling open positions and have been reducing our reliance on expensive temporary staffing services and overtime hours of our existing team members.

3

We continue our efforts to grow our hospital and health system partnership initiatives. Currently 120 of our 353 centers, or 33% are held within health system partnerships. Our partnerships are some of the largest and most successful systems in our geographies, including RWJBarnabas, Memorial Care, Dignity Health, Lifebridge, University of Maryland Medical System, the Adventist Health System, Cedars Sinai, and others. These and other health systems are seeking solutions for long term strategies around outpatient imaging and have recognized that cost effective and efficient freestanding imaging centers will continue to capture market share from hospitals as payors and patients migrate their site of care towards lower cost high quality solutions. We expect by year end, our JV centers could represent closer to 40% of our total center accounts.

Our hospital and health system partners have been instrumental in increasing our procedural volumes through their relationships with physician partners. Additionally, our JV partners are helpful in providing support, if needed, in establishing long term, equitable outpatient reimbursement rates for our services.

As a result of the strong performance in the first half of this year and the confidence we are feeling for the remainder of the 2023 period, we have elected to increase key financial guidance levels in our core imaging center operating segment for 2023. Mark in his prepared remarks will review the increases we made to our revenue and Adjusted EBITDA guidance levels upon releasing our financial results this morning.

Lastly, we continue to make progress with our AI and digital health initiatives. You may have seen a recent press release announcing two additions to our executive team who will be focused on driving growth in our digital health businesses to include both clinical and generative AI opportunities as well as opportunities in our eRADIMAGING, informatics and related software businesses. Sham Sokka and Sanjog Misra will be focused on commercialization partnerships, product development and operations in our digital health platform. While they assist us with continued progress in DeepHealth, Aidence and Quantib, Sham and Sanjog will also be launching a number of initiatives in generative AI designed to improve efficiency and lower cost of many of our core business processes, such as contact centers, scheduling, insurance verification, front office functions, reporting tools, revenue cycle, and many more.

Generative AI should be as transformative to the core functions of our imaging center business as clinical or predictive AI will be to the delivery of our professional radiology services and population health screening. In the coming quarters, we will share the initiatives that we are undertaking, a number of which we have been prioritizing to help us address the challenges of the current labor market.

I’m also pleased to announce that Dr. Greg Sorensen, the founder of DeepHealth, the first AI company we purchased over three years ago, has assumed the role of Chief Science Officer and has joined the Board of Directors at RadNet. The investments we are making in digital health technology and personnel underscore our commitment to our digital health initiatives and highlight their growing importance to RadNet’s future strategic direction and priorities.

We are experiencing strong growth with our digital health platform. In the first six months of this year, our AI revenue grew 109% from last year’s same period, driven predominantly by the launch of our enhanced breast cancer detection EBCD mammography offering, which we continue to implement across our networks. We expect this growth to accelerate in the second half of this year as we expand EBCD to more of our women’s centers throughout our markets, particularly within our west coast operations.

The results of the program and the feedback we are receiving from our patients, referring physicians and hospital partners have been excellent. Since the inception of the EBCD program, we have diagnosed over 450 breast cancers that without the intervention of artificial intelligence might have gone otherwise undetected. Detecting cancers sooner allows for better patient outcomes through earlier treatment and intervention and reduces cost to the healthcare system. Furthermore, we are reducing the callback rates for patients through the use of AI by being more definitive with the initial screening exam. We currently are experiencing approximately 30% enrolment in the EBCD mammography screening program and believe we will see greater uptake as we improve communicating and marketing the benefits to our patients and their referring physicians.

4

Finally, I would like to comment on RadNet’s liquidity position and financial leverage. On June 16, we completed an equity offering where we raised $246 million of net proceeds to de-leverage our balance sheet and position us to accelerate growth. This offering along with strong operating performance resulted in a net debt to Adjusted EBITDA ratio of approximately two times at quarter end. We currently have the lowest leverage and strongest liquidity position in our Company’s history. As of June 30, we had $357 million of cash on our balance sheet and were undrawn on our $195 million revolving line of credit. Our days sales outstanding - DSOs at June was 35.4 days, which we believe to be one of the best in the industry.

While we are committed to growing and expanding our business, we will also continue to follow our methodical and disciplined approach to managing our financial leverage. Our low leverage, lower cost of capital and strong liquidity relative to many of our other industry operators positions us to capitalize on acquisition opportunities and other business opportunities where capitalization is advantageous. We remain patient and disciplined in our approach to acquisitions, focused first on our core markets where we bring unique synergies and cost savings.

At this time, I’d like to turn the call back over to Mark to discuss some of the highlights of our second quarter 2023 performance. When he is finished, I will make some closing remarks.

Mark Stolper

Thank you Howard. I’m now going to briefly review our second quarter 2023 performance and attempt to highlight what I believe to be some material items. I will also give some further explanation of certain items in our financial statement as well as provide some insights into some of the metrics that drove our second quarter performance. I will also provide an update to 2023 financial guidance levels which were released in conjunction with our 2022 year-end results in March, and which we amended in May upon releasing our first quarter financial results.

In my discussion, I will use the term Adjusted EBITDA, which is a non-GAAP financial measure. The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishments, and non-cash equity compensation. Adjusted EBITDA includes equity and earnings of unconsolidated operations and subtracts allocations of earnings to non-controlling interest and subsidiaries, and is adjusted for non-cash or extraordinary and one-time events taking place during the period. A full quantitative reconciliation of Adjusted EBITDA to net income or loss attributable to RadNet Inc. common shareholders is included in our earnings release.

With that said, I’d now like to review our second quarter 2023 results.

For the second quarter of 2023, RadNet reported revenue from its imaging centers reporting segment of $401.3 million and Adjusted EBITDA of $63.7 million, which excludes revenue and losses from the AI reporting segment. As compared with last year’s second quarter, RadNet revenue increased $48.5 million or 13.8% and Adjusted EBITDA increased $8.2 million or 14.7%. Including our AI reporting segment, revenue was $403.7 million in the second quarter of 2023, an increase of 13.9% from $354.4 million in last year’s second quarter. Including the losses of the AI reporting segment, Adjusted EBITDA was $60.4 million in the second quarter of 2023 and $51.3 million in the second quarter of 2022, an increase of 17.7%.

For the second quarter of 2023, RadNet reported net income of $8.4 million as compared with $7.9 million for the second quarter of 2022. Diluted net income per share for the second quarter of 2023 was $0.12 compared with a diluted net income per share of $0.13 in the second quarter of 2022, based upon a weighted average number of diluted shares outstanding of 60.9 million shares in 2023 and 57 million shares in 2022.

There were a number of unusual or one-time items impacting the second quarter, including the following: $4.2 million of non-cash gain from interest rate swaps, $1 million expense related to the change in valuation of contingent consideration related to completed acquisitions, $759,000 of expense related to leases for our de novo facilities under construction that have yet to open their operations, and $8.7 million of pre-tax losses related to our AI reporting segment. Adjusting for the above items, adjusted earnings from the imaging center reporting segment was $14.9 million and diluted adjusted earnings per share was $0.24 during the second quarter of ’23. This compares with adjusted earnings of $8.6 million and diluted adjusted earnings per share of $0.15 during the second quarter of 2022.

5

Also affecting net income in the second quarter of 2023 were certain non-cash expenses and unusual items, including the following: $4.9 million of non-cash employee stock compensation expense resulting from the vesting of certain options and restricted stock; $1.9 million of severance paid in connection with headcount reductions related to cost savings initiatives; $77,000 of disposal of certain capital equipment; and $748,000 of non-cash amortization of deferred financing costs and loan discounts related to financing fees as part of our existing credit facilities.

For the second quarter of 2023 as compared with the prior year second quarter, MRI volume increased 11.8%, CT volume increased 11.3%, and PET CT volume increased 18.3%. Overall volume taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography and all other exams, increased 11.4% over the prior year second quarter. On a same center basis, including only those centers which were part of RadNet for both the second quarters of 2023 and 2022, MRI volume increased 7.3%, CT volume increased 6.3%, and PET CT volume increased 18.8%. Overall, same center volume taking into account all routine imaging exams increased 7.1% over the prior year same quarter.

In the second quarter of 2023, we performed 2,551,382 total procedures. The procedures were consistent with our multi-modality approach whereby 75% of all the work we did by volume was from routine imaging. Our procedures in the second quarter of 2023 were as follows: 387,619 MRIs as compared with 346,598 MRIs in the second quarter of 2022; 235,138 CTs as compared with 211,221 CTs in the second quarter of 2022; 15,036 PET CTs as compared with 12,710 PET CTs in the second quarter of 2022; and 1,913,589 routine imaging exams as compared with 1,719,647 of all these exams in the second quarter of 2022.

Overall GAAP interest expense for the second quarter of 2023 was $16 million. This compares with GAAP interest expense in the second quarter of 2021 of $11.4 million. The higher interest expense is predominantly the result of the upsized New Jersey Imaging Network credit facility completed in October of last year in conjunction with NJIN’s acquisition of Montclair Radiology. Cash paid for interest during the period, which excludes non-cash deferred financing expense and accrued interest, was $17.8 million. Cash paid for interest net of interest earned on our cash balance and interest rate swap payments received was $12.4 million for the three month period ended June 30, 2023, and $29.9 million for that same period last year.

With regards to our balance sheet, as of June 30, unadjusted for bond and term loan discounts, we had $518.9 million of net debt, which is our total debt at par value less our cash balance. This compares with $662.1 million of net debt at June 30, 2022. Note that this debt balance includes New Jersey Imaging Network’s debt of $146.3 million for which RadNet is neither a borrower nor guarantor. As of June 30, 2023, we were undrawn on our $195 million revolving line of credit and had a cash balance of $357 million.

At June 30, 2023, our accounts receivable balance was $174.5 million, an increase of $8.1 million from year end 2022. The increase in accounts receivable is mainly the result of the significant increase in our procedural volumes over the last quarter. Our days sales outstanding, or DSO remains near the lowest levels in our Company’s history at 35.4 days as of June 30, 2023.

Through June 30, 2023, we had cash capital expenditures net of asset dispositions and sales imaging center assets in joint venture interests of $86.9 million. This excludes $8.4 million of cash capital expenditures at our New Jersey Imaging Network joint venture.

At this time, I’d like to update and revise our 2023 fiscal year guidance levels, which we released in conjunction with our fourth quarter and year end 2022 results and amended after reporting our first quarter 2023 financial results.

6

For total net revenue, we have increased our guidance range by $25 million at the low end and $10 million at the high end to $1.575 billion to $1.610 billion. For Adjusted EBITDA, we have increased both the low end and the high end of our guidance by $7 million to $232 million to $242 million. We have left our capital expenditure, cash interest expense and free cash flow guidance levels unchanged as amended after the first quarter results, and for the artificial intelligence segment, due to the delay that Dr. Berger spoke about in our implementation of that program, we have lowered the revenue guidance by $5 million both at the low end and the high end to $11 million to $13 million, and our Adjusted EBITDA loss projection for the year has increased by $2 million at both the low end and the high end to $11 million to $13 million loss for the year.

In our core imaging center reporting segment, we have increased our guidance ranges for revenue and Adjusted EBITDA to reflect the strong financial results of the first half of 2023 as compared with our initial budget. We have lowered our guidance ranges for revenue and Adjusted EBITDA for the AI segment and, as Dr. Berger mentioned, we have been refining the EBCD program and have been testing different levels of pricing, various service offerings, new marketing collateral, local market sales, and marketing strategies. We estimate that this optimization process has resulted in a 90 to 120-day delay in the progress of the program. Though the new revenue guidance levels fall short of our original estimates, it represents almost a tripling of our business from 2022 levels. We remain incredibly excited about the growth in AI and we continue to believe that we can breakeven in the AI segment before the end of 2024.

I’ll now take a few minutes to give you an update on 2024 reimbursement and discuss what we know with regards to 2024 anticipated Medicare rates. As a reminder, Medicare represents about 22% of our business mix.

With respect to Medicare reimbursement, several weeks ago we received a matrix for proposed rates by CPT code which is typical as part of the physician fee schedule proposal that is released about this time every year. We have completed an initial analysis and compared those rates to 2023 rates. We volume-weight our analysis using expected 2024 procedural volumes.

As you may recall, three years ago CMS moved forward with increased reimbursement for evaluation and management CPT codes which favor certain physician specialties that regularly bill for these services, particularly primary care doctors. CMS proposed doing so with budget neutrality, meaning that it proposed to reallocate reimbursement from physicians who rarely bill for E&M codes to physicians who regularly bill for these codes. As a result, radiology and most other specialties experienced cuts in reimbursement during 2021, 2022 and 2023, cuts meant to be phased in over a several year period. The cuts we faced in 2023 were substantially mitigated by legislation that was passed at the end of last year as part of the Consolidated Appropriations Act.

In this year’s proposed ruling governing 2024 reimbursement, Medicare appears to effectively be phasing in any remainder of the E&N code related cut avoided last year as a result of the Consolidated Appropriations Act. The cut proposed for 2024 results from a decrease in the conversion factor in the Medicare fee schedule by about 3.4% from $33.89 to $32.75, along with certain minor changes to the RVUs - the relative value units of certain radiology CPT codes. Our initial analysis of the proposal for next year implies that RadNet on roughly $1.6 billion in revenue would face an approximately $7 million to $9 million revenue hit in 2024 from its Medicare business.

Because the proposed decrease in the conversion factor affects all physicians, not just radiologists, there are many lobbying groups from the various medical specialties aggressively opposing the cut, including radiology’s two main lobbying forces, the Association for Quality Imaging, or AQI, and the American College of Radiology, the ACR. At this time, our experts believe there is a high probability that the final rule to be released in November will be less severe than the current proposal as a result of Congressional action that could take place later this year, similar to what happened last year.

7

In November during our third quarter financial results call, we hope to have more of an update to give you about this matter. While the $7 million to $9 million cut to RadNet’s revenue next year is not insignificant, we have reimbursement increases completed or scheduled from capitated and commercial payors that will fully mitigate this Medicare reduction, which should go into effect in the currently proposed period.

I’d now like to turn the call back to Dr. Berger, who will make some closing remarks.

Howard Berger

Thank you Mark.

Technology has always been a driver for change in our industry. This appears to be truer today than ever before. Artificial intelligence, both clinical and generative, is in its nascent stage within the field of radiology. Everything that we do today will be impacted by technology innovation and artificial intelligence in the coming years.

Our business is an information technology business. Almost every process we perform, including collection of patient information, scheduling, preauthorization, insurance verification, creation of radiology reports, billing and collecting, medical coding, and processing the patient payments can be enhanced by data algorithms and management tools. Artificial intelligence and informatics either already play or will play important roles in all of these business processes.

RadNet has always been on the leading edge of technology, which has been a key to our success. In the past, we have both adopted solutions from others that benefited our business and created our own solution in areas we felt were imperative for us to control. This philosophy has not changed. In 2010, we began a journey to design our own radiology information system and image management system, which has become core to our data work flow. Much of what we do at the operating level and the efficiencies we have created in operating our 363 centers have been the result of our ability to control our IT infrastructure.

As we move into the next generation of innovation driven primarily by AI, we see even more opportunity to bring efficiencies, cost savings and improved margins to RadNet through investments in our digital health initiatives. As demonstrated by our second quarter results, our core operating business is healthy and growing, supported by heavy and expanding procedural volumes. The next stage of RadNet’s growth and development will be to bring these technological solutions to our business and to the broader radiology marketplace that makes servicing this accelerating demand possible.

I believe we have assembled many of the components, including the management talent to take our business and industry to the next level of innovation, elevating radiology and our diagnostic capabilities to an even more important and critical role in healthcare delivery. We’re excited to keep our stakeholders informed of our progress in these areas while continuing to execute on driving growth in our core business through our focus on same center performance, hospital and health system partnerships, tuck-in acquisitions and de novo expansion.

Operator, we are now ready for the question and answer portion of the call.

8

Operator

Thank you. (Operator instructions)

Today’s first question comes from Brian Tanquilut with Jefferies. Please go ahead.

Brian Tanquilut

Hey, good morning guys. I guess my first question for Howard, and maybe Mark too, obviously the core business is strong and volume performance was really compelling. Just curious how you’re thinking about the sustainability of strong demand trends and your ability to maintain healthy organic growth rates going forward.

Howard Berger

Good morning Brian, thank you. I think the key to sustaining our growth is really the investment that I’ve talked about in our digital health platform. The advent of generative AI as well as the faster and easier development of new algorithms will allow us to transform all of the processes that we use to operate our imaging centers considerably more efficiently and with less dependence on the labor issues that we currently face, much as everybody in healthcare and, for that matter, the general economy. We expect the growth in the imaging sector of our business to continue to grow, but that the ability for us to scale up and perform the necessary tasks and demands that we have will be imperative for us to use these tools that can create these efficiencies and lessen our dependence on an already overstretched or stretched labor market.

As we move into the latter part of this year and certainly by the first quarter, we’ll be able to perhaps talk a little bit more specifically about these initiatives, but as we demonstrated in the press release that we made about a week or so ago, with the new executives added to this team, we feel that we are in excellent position to drive this transformational change and control the processes that have allowed us to operate all 363 of our centers on a single platform, regardless of what market that we’re in. While I like to think that we can be proud of what we’ve achieved to this point, I think the best is yet to come in terms of the technological innovation and transformation which radiology and imaging are probably better suited for than virtually any other specialty in the healthcare industry.

Mark Stolper

Brian, I’ll just add one other thing here. Another key to our continued growth and success is the ability to increase our capacity, and the 12 de novo centers that we have currently under construction, I think five of which will open by year end or should open by year end, the other seven sometime in 2024, will also be instrumental in our ability to create the capacity that we need to better service the heavy demand that we have right now in virtually all of our markets, where we’re experiencing significant backlogs, which is obviously a high class problem but one that is still indeed a problem as we try to get patients into our centers expeditiously and try to provide great service to our referring physician community.

I think the de novo strategy and driving that level of capacity in addition to the technology advances that Dr. Berger talked about, as well as some additional technology that we’ve licensed that allow for shorter scan times for MRI scanning with post-processing software that allows for greater throughput and obviously greater capacity at our centers. All these things are important to continue to be able to grow like we have been, because the demand for imaging services is there and that’s clear in all of our markets.

9

Brian Tanquilut

Understand, appreciate that.

I guess my second question, as we think about AI, and I understand the reasons for the delay or the pushing some of the targets out, I guess two questions. As I think about—you know, Mark, you said you think you’ll still hit breakeven by the end of 2024. Maybe you can remind us, how does that compare to your original outlook for the business, and then second, maybe taking a step back, how are you thinking about or where does your confidence come from in your ability to get the AI side of the business where you want it to be in the time frame that you’ve outlined?

Howard Berger

Hi Brian, I’ll take that one and Mark can fill in if he thinks I’ve missed anything, like he did so nicely just in the question before this. I think we’re as confident and perhaps even more confident in our AI division for two reasons. Number one, we have been successful in about 30% of our screening mammography cases, having our patients enroll in what is increasingly being recognized as a very valuable addition to the breast screening process, and this is—since we’re going direct to consumer, since there is no reimbursement for AI at this point in time, this is a different strategy than most anything that we’ve attempted in the past, although our prior effort in this was also successful some eight years ago, I think it was, when 2D mammography got converted to 3D mammography, and we had a similar process that we implemented to have patients pay for this before it was reimbursed.

We expect a similar process to unfold here, so that the direct to consumer, we hope is just a stopgap here until it’s adopted by not only more and more of the payors, but more and more employees--employers, I should say, that recognize this kind of wellness screening can certainly benefit them, as well as their employees.

I’d like to pivot on that, that while that’s been a slow learning process for us, what I don’t think will be slow will be the generative AI side of the initiatives that we have already begun embarking on, that we think can be transformative in the way that radiology is practiced and managed. I think that in some respects may even become more important in the short term here, given a number of the issues that I mentioned in my opening remarks with difficulties that we have in the labor market. I think you’ll see from us in upcoming quarters more specifics about how these tools can be implemented, and perhaps one of the more exciting methods that the new AI tools on the generative side are capable of is that we don’t have to rewrite everything all at one time. We can take specific core needs that we have, like our contact centers and scheduling and insurance verification, and focus on them as segments that we can layer on when they’re ready, rather than have to retool the entire platform that we have. This is a huge difference from the way that we and others have operated in the past, that gives us a lot of enthusiasm about the impact that we can have on our operational processes here in the very near future. In fact, we hope that some of these may be implemented as early as the first quarter of 2024.

I think what you’ll hear more and more from us is the continued efforts that we make, not only in our breast screening program but also in lung screening and prostate screening, as we become more comfortable with the self-pay and direct-to-consumer marketing, as well as the initiatives to take control of our operational processes through generative AI algorithms to not only create efficiencies but to create a better patient experience for all of our people that choose to get their scans done in the RadNet locations.

10

Brian Tanquilut

Got it. Then maybe Mark, last question from me, thank you for giving color on your view on reimbursement. Remind me, if I’m thinking of this correctly, this is about the same level that you see in terms of proposed cuts every year, and am I right in thinking that Congress has stepped in to kind of block or mitigate this over the last three or four years?

Mark Stolper

Yes, so this, we believe, is the result--the proposed cut is the result of a phase-in of the budget neutrality aspect of increasing the E&N codes that primary care docs and family practice medicine docs bill under, which occurred several years ago, and they’ve been phasing in this cut in not just radiology but every specialty in order to pay for those E&N increases. We’ve faced these cuts for the last few years. It was a little bit higher the last couple of years but then was ultimately mitigated by this Appropriations Act that was passed in December. In both December of last year and the December of the prior year, it was a bipartisan bill that was sponsored by two Congressmen, one Republican, one Democrat from both California and Indiana - this is Bera and Bucshon, and so a lot of our experts and lobbyists not only within radiology but within healthcare in general, because remember this cut is being faced not just by radiologists, it’s being faced by everybody, that there’s a lot of support to try to get these cuts either reversed or mitigated.

We have some level of confidence that again this year, some of the proposed cut here in the Medicare communication that we got several weeks ago will likely be mitigated. But regardless of whether it’s mitigated or not, and we’re estimating the total impact to be the $7 million to $9 million range in our revenue, we’ve got more than that in terms of reimbursement increases that have either already gone into place in 2023 that will increase our reimbursement in 2024, or that will be scheduled to go into place both within our capitation contracts, as well as our commercial contracts. Regardless, we’re not overly concerned about this level of reimbursement cut, but we do have some level of optimism that part of the Medicare cut will be mitigated.

Howard Berger

Brian, let me add one other thing, which I’m sure you’re aware of, which may make the drive away from hospitals even stronger than it is right now. As I’m sure you’re—as you’ve seen, that the new hospital outpatient prospective payment system has increased the reimbursement to hospitals for their Medicare patients, further widening the reimbursement that’s paid for hospitals for the same services that we provide on a freestanding outpatient basis. I think it’s interesting to see that the very thing that has been a big driver in moving the patients away from hospitals into outpatient centers, which was primarily from the commercial payors, in the extraordinary difference in reimbursement is now being seen also on the Medicare side of it, and in the times that we exist with inflation and expenses going up, it will be even more imperative for our patients to be very mindful of where they get their place of service.

Mark Stolper

To that point, Brian, the HOP schedule now has over a 30% premium relative to the outpatient Medicare fee schedule, which makes no sense whatsoever, particularly because Medicare supposedly is interested in site neutrality with respect to its reimbursement. As this spread widens, I think you’re going to have more and more Medicare patients, particularly ones that have a 20% co-pay, which is very typical in the Medicare fee-for-service landscape, start directing their business out of hospitals, just like the private payors and commercial insurance plans are doing.

11

Brian Tanquilut

Got it, thank you guys.

Operator

Thank you. Our next question today comes from Nathan Malewicki with Raymond James. Please go ahead.

Nathan Malewicki

Hey, you’ve got on Nate here, stepping in for John. First on the labor environment, last we heard, contract labor costs were running at about 50% of last year’s levels, so any update on contract labor and anything you can quantify there? Just more broadly on the labor environment, has that and will that continue to improve in the second half and then in the foreseeable future?

Mark Stolper

Sure, hi Nate, I’ll take this one. What we’ve said in the first quarter, what we did say in the first quarter is that our reliance on contract labor as well as our reliance on paying our own employee base overtime is about at 50% of what it was last year. It’s not that the cost of outside labor, of these staffing companies has gone down by 50%, it’s just that we’re relying less on them as we’ve become more successful in filling open positions. If you remember, our number of open positions hit its height in September of last year, and throughout last year we were mightily struggling with filling staff at our facility—at the facility level and keeping our centers open long enough to service the heavy demand. We’ve been much more successful this year and there has been some stabilization in general in the labor market in being able to staff our centers appropriately, to keep the centers open to fill more of this backlog.

It’s not that the pricing has gone down, it’s just our reliance on outside services that’s gone down.

Nathan Malewicki

Got you, thanks for that.

Then just on seasonality here, is it safe to assume that this year features kind of similar trends as pre-pandemic periods, so maybe, I don’t know, 24%, 25% of total EBITDA in 3Q and then a bit of a step-up there in 4Q?

Mark Stolper

Well, we typically do see seasonality in our business. The first quarter tends to be our most challenged quarter primarily for two reasons, first being winter weather conditions in the northeastern United States where roughly 35% of our business is, and we’re impacted by storms that close facilities or power lines going down, power outages, things of that nature. The second reason the first quarter is a little slower is the reset of patient deductibles tends to create a phenomenon where patients utilize healthcare services less at the beginning of the year and then are more liberal with their spending as they move through their deductibles towards latter parts of the year. We tend to see the first quarter and the first half of the year a little lighter than what we see in the third and fourth quarters. Also, summer vacations tend to impact the second quarter, and in the fourth quarter as patients have moved through deductibles, tends to be a high utilization quarter, and then you also have higher utilization of mammography in the fourth quarter which coincides with the October month, which is breast cancer awareness.

12

I would expect, all things being equal, although we can never really tell, that the second half of the year tends to be stronger than the first half, and 2023 should be no different.

Nathan Malewicki

Awesome, thanks. Then just to squeeze in one more here, on the equity earnings of joint ventures line, it looks like that came in lighter than our model, and it was about $1.5 million this quarter, kind of a bit of a deviation from historical trends. Anything to read through there in terms of JV consolidation or just the overall JV strategy, and then just how to think about that line item moving forward? That’s all I’ve got, thank you.

Mark Stolper

Yes, nothing I can think of that would be a trend. Obviously one quarter, a trend doesn’t make, so I would expect that line to even out. I have to go back to see what impacted the quarter in that respect at our unconsolidated JV level, which is what you’re talking about in terms of equity and earnings, but yes, I wouldn’t—there’s nothing that’s gone on there that would make that sustainable, that change.

Operator

Thank you, and our next question today comes from Yuan Zhi with B. Riley Securities. Please go ahead.

Yuan Zhi

Good morning. Congrats on another strong quarter, and thank you for taking our questions.

First, a follow-up on Brian’s question, maybe more for Mark. I noticed the same center volume year-over-year growth rate was 7.1% versus 9.3% last quarter. The overall volume growth was 11.4% versus 14% last quarter. This might be a repeat from the last question, but especially for your 2023 guidance, your modeling assumptions, do you anticipate the volume growth in the second half to be similar to what you have observed in 2Q, and it would be great if you can comment on what you have observed so far regarding the patient flow in July. Thank you.

Mark Stolper

Sure, sure. Thank you Yuan, nice to talk to you. We have had very strong same center performance for the first half of the year. We’ve always said historically that we felt over the long run, given the growth in the industry and our growth in our markets and taking share away from competitors, that we felt that we could sustainably grow in the 3% to 5% same store sales growth over the long period of time.

As there has been significant growth not only in the industry from some of the newer technologies, such as PSMA that Dr. Berger spoke about on the prostate side, and other things that are driving new applications and new indications for ordering these tests, the industry has been growing nicely and we’ve been growing faster, because we’re also benefiting from the shift in hospital-based—from hospital-based outpatient imaging to freestanding center imaging. Our growth over the last year or two has been exceeding that kind of 3% to 5% range that we’ve talked about.

13

Now, in the first quarter, we had extraordinary growth, as you mentioned, at 9.3%, and we talked about it then and I’ll emphasize this now, we don’t believe 9.3% is necessarily a sustainable number. We were impacted positively by two things in the first quarter that was extraordinary, the first being that we had a much more mild winter this year relative to the winter in the first quarter of 2022, and that benefited us in the first quarter. The second extraordinary impact was that the first quarter of 2022 was impacted by the omnicron variant of COVID, where not only patients were impacted extensively but our employee base was also impacted, to the tune of having over 8% of our employee base on COVID leave for the first couple weeks of January of last year. The 9.3% this year in the first quarter was better than it normally would have been but for those two situations that I just described.

The second quarter here was a much cleaner, what I’d call same store sales comparison with last year, where we weren’t being impacted by weather, we weren’t being impacted by omnicron in 2022, and it was, I think, a more fair comparison. To your question directly about the second half of the year, I would hope that we could exceed or be towards the high end of that 3% to 5% growth—you know, same store sales growth that we’ve talked about in the past, and would hope that it would look more like the second quarter going forward because of all the reasons that I’ve talked about, which is driving our growth.

Yuan Zhi

Got it. Maybe a quick follow-up there, it would be great if you could comment on what you have observed so far of the patient flow in July.

Howard Berger

July was a good month for us. July is always a bit of a challenge, given the July 4th holiday and what day of the week it falls on, which this year it fell on a Tuesday, which is not necessarily most advantageous for us given that the Monday is almost like an extension of the holiday weekend, and also the vacation schedule. But relative to last year’s July volumes, we’re pleased with what the early results in July look like and where August appears, at least for the first week, it appears to be also holding well within our expectations.

Yuan Zhi

Got it, thanks for the additional color there. Maybe Howard or Mark, can you provide more color on your capacity right now for MRI and PET scans, the current procedure close to 90% of your capacity? I’m asking because the comments from Biogene and (inaudible) that are targeting to treat 10,000 Alzheimer disease patients by the end of March 2024. Assuming there is this increasing demand, I’m curious what do you view as the rate limiting factors for you to meet this demand, such as the numbers of imaging instruments you have, the staffing to support the procedure, or even the supply of imaging agents. Thank you.

Howard Berger

Great question. I’ll be happy to answer that one.

The demand that we have is not exceeding the capacity of our equipment, it’s exceeding the ability of us to staff up to levels that allow us to use our equipment on the extended hours and times when we can see these patients. That’s our biggest challenge and it’s particularly apparent in the MRI modalities. What we’re doing to address that, which again is somewhat novel to the RadNet core strategy and platform, is that there is new technology, called remote operation command centers, that allow a technologist to operate more than one MRI piece of equipment remotely, and what we have found is that in certain markets, for example in Florida or in Arizona, where the shortage is not as serious as it is, let’s say in New York, we are gaining better acceptance and hiring of technologists that can run those systems remotely from other of our markets. That is probably the near-term ability for us to address some of these additional capacity issues.

14

As Mark mentioned, we’re also building more centers to add capacity, and in some cases we have begun to buy our own mobile scanners that allow us, particularly more so on the west coast, to move those around to areas that are being particularly challenged. We do have a lot of tools in the tool kit, not the least of which also is that the newer MRI scanners or upgrades that we can make to existing scanners have had a remarkable impact on reducing the scan time, which for many of our MRIs has been reduced from 20 to 30 minutes down to 10 minutes or, in some cases, even less, has allowed us to increase our throughput at capacity in that manner.

There’s a number of ways to address these problems, and all of it by and large is really driven by the use of technology, both from an artificial intelligence standpoint and some of these other remote tools and other algorithms that just help us increase our capacity without necessarily having to increase our staffing.

Mark Stolper

And Yuan, I’ll address the second part of your question, which was specifically about Alzheimer’s imaging and what you’re hearing out of Biogen and Lily and others. The initial PET CT, which is one of the key ways of detecting the presence of these amyloid plaques, which is necessary to get these patients onto the newer therapies that have come out by some of these pharmaceutical companies, that could be a huge opportunity for diagnostic imaging and obviously for us.

With respect to capacity, which I think was the question that you had asked as it relates to Alzheimer’s imaging, we currently have 67 PET scanners that are doing on average—well, doing in total 60,000 scans per year, give or take. When you do the math over 255 workdays, each PET CT scanner that we have is doing less than four PET CTs per day. The rest of the day, those scanners are very busy doing routine CT work. If we had--if there were a flood of PET CT demand in relation to these Alzheimer’s drugs, what we would do is to utilize our existing PET CT capacity and each PET CT—a busy PET CT can be doing 13, 14, 15 scans a day, so we have a lot of PET CT capacity in our existing installed base. The challenge we would have at that point is then moving routine CT work to either other scanners, expanding hours, or having to buy additional CTs to take over that level of volume, but we do have a fair bit of PET CT capacity even within our own installed base at this point.

Yuan Zhi

Got it. Appreciate all the helpful color there. Thank you.

Operator

Thank you, and our next question today comes from Mitra Ramgopal with Sidoti. Please go ahead.

Mitra Ramgopal

Yes, hi. Good morning. Thanks for taking the questions. Most of mine have already been answered, but I just had a quick one in terms of the cash on the balance sheet in light of the equity raise. How should we think of the capital allocation priorities in terms of growing the Company via M&A, de novos, investments in technology and personnel versus maybe looking to reduce debt, given the high interest rate environment?

Howard Berger

I would say all of the above might be the best way for me to answer that, Mitra. I think one of the benefits of the equity raise that we accomplished was giving us the opportunity to look at ways that we could deploy that capital in the best interests of the Company’s growth. As we said, one of our shorter term possibilities is the pay down of some of our debt, but given the Company’s projected cash flow for the rest of this year and next year, I think you’ll find that we’ll be investing in the de novos, upgrading technology of existing equipment, replacing older equipment with newer equipment. We used to use in the past operating leases as a way of minimizing the amount of cash outlay. We have essentially eliminated that and now are (inaudible) cash for virtually all of our capital equipment investment, so I think that will also help our margins and help the growth of the Company.

15

Lastly, we are looking to use the capital we raised to invest in our new digital health initiatives, which we think may have the best returns on investment given the long term prospects that we’re tending towards a capital light business that can have substantially better margins than the imaging center sector. We’ll look to continue to utilize our capital in any way that can help the business grow, and we’ll look forward to discussing some of those with more detail as the rest of this year unfolds.

Mark Stolper

When we completed the equity offering, because you can imagine prospective investors were very interested in this very question, what we said was part of the reason why we were raising the money was that in October of this year, one of our interest rate swaps rolls off and gives us more exposure to floating rate debt, and we intend—and that’s $100 million of notional exposure that rolls off in October of this year, and so our intention is to take $100 million from our cash balance at that time and repay debt, so that we don’t have more floating rate exposure. That’s still our intention to do that, and the only reason why we wouldn’t do that is if there were some extraordinary use of proceeds before that time, like an M&A opportunity that would take its place, but that’s not the intention in terms of utilizing it for M&A at this point. There’s nothing that’s a foregone conclusion.

Mitra Ramgopal

Thanks, and congrats on a great quarter again.

Howard Berger

Thanks Mitra.

Operator

Thank you. Ladies and gentlemen, this concludes our question-and-answer session. I’d like to turn the conference back over to the Management Team for any final remarks.

Howard Berger

Again, I would like to take this opportunity to thank all of our shareholders for their continued support and the employees of RadNet for their dedication and hard work. Management will continue its endeavor to be a market leader that provides great services with an appropriate return on investment for all stakeholders. Thank you for your time today, and I look forward to our next call. Good day.

Operator

Thank you sir. This concludes today’s conference call. We thank you all for attending today’s presentation. You may now disconnect your lines and have a wonderful day.

ViaVid has made considerable efforts to provide an accurate transcription. There may be material errors, omissions, or inaccuracies in the reporting of the substance of the conference call. This transcript is being made available for information purposes only.

1-888-562-0262 1-604-929-1352 www.viavid.com

16